EXHIBIT 10.12

CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  Such Portions are marked “[*]” in this document; they have been filed separately with the Commission.

AMENDMENT N°5 TO CONTRACT N° GINC-C-06-0300

BY AND BETWEEN

GLOBALSTAR, INC. AND THALES ALENIA SPACE FRANCE

This Amendment N°5 to the Contract dated 8th December, 2008 (the “Amendment Effective Date”) referenced GINC-C-06-0300 is made between Thales Alenia Space France, a Company organised and existing under the laws of France, having its registered office at 26 avenue Jean Francois Champollion 31100 Toulouse — FRANCE (“Contractor”) and Globalstar, Inc., a Delaware corporation with offices at 461 South Milpitas Blvd., Milpitas, California 95035, U.S.A. (“Purchaser”).

The Purchaser and the Contractor being hereinafter individually referred to as a “Party” or collectively as the “Parties”.

RECITALS

Whereas, by this Amendment, the Parties agree to minor modifications to certain provisions of the Contract and its Exhibits and Appendices relating to (i) payments, and the Escrow Agreement and associated conditions and (ii) the Spacecraft Delivery Schedule as further described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby modify the Contract as set forth herein:

A.  Escrow Account Deposit, December Payment and January Payment

The Parties have made certain modifications with respect to a reduction in the. Escrow Account Deposit Requirement pursuant to Amendment N°4 to the Contract, and Amendment N°1 to the Escrow Agreement and associated Memorandum of Understanding.

The Parties further acknowledge that on. November 18, 2008, Contractor drew from the Escrow Account an amount of Nineteen Million Five Hundred Forty-two Thousand Four Hundred ten Euros (€19,542,410) (the “Escrow Draw Amount”) pursuant to Article 22.B of the Contract as payment for certain invoices.  As a result of such drawing, the Purchaser has an obligation to replenish the Escrow Draw Amount in the Escrow Account in order that. the Escrow Account Deposit Requirement equal Fifty Million Euros (€50,000,000), failing which Contractor is entitled to stop the Work by December 8th, 2008 as previously notified to Purchaser by Contractor.

The Parties have agreed that Contractor’s right to stop the Work as set forth above shall follow the following steps:.

Step A: starting from the date of this Amendment, as a consequence of the above, (i) Contractor shall adjust its internal program activities to comply with the Parties agreement herein, (ii) Purchaser will grant to Contractor an additional fourteen (14) day grace period with respect to a delay in the successful completion of PSR for the last Spacecraft of each Batch for purposes of assessing Liquidated Damages for Late Delivery as set forth in Article 18.1 (C).

Step B: starting from December 19th, 2008 start of business in France, and until full replenishment of the Escrow Draw Amount, Contractor reserves the right, upon the sending of a notice to Purchaser, to stop all or part of the Work.  The non implementation of Step B will be subject to the timely payment of the amounts described in paragraphs (i) to (v) below:

(i)                                   the Purchaser shall pay to .the .:Contractor, an amount of Five Million Euros (£5,000,000) (corresponding to a portion of the payment milestone N° 8b invoiced by Contractor on December 3rd, 2008 the (“December Payment”), as evidenced by providing a copy of the Purchaser’s bank switch of transfer of such funds to Contractor’s bank account on December 19th, 2008 close of business Pacific Standard Time, failing which the Contractor shall upon written notice of one (1) business day be entitled to immediately stop the Work under Step B; and

(ii)                                the Purchaser shall pay the balance of the December Payment to the Contractor in an amount of Six Million Forty Thousand, Euros (€6,040,000) on or before January 5th, 2009, failing which the Contractor shall upon written notice of one (1) business day be entitled to immediately stop the Work under Step B; and

(iii)                             the Purchaser shall deposit :into the Escrow Account a portion of the Escrow Draw Amount for an amount of Five Million Euros (€5,000,000) on or before January 15th, 2009, failing which the Contractor shall upon written notice of one (1) business day be entitled to immediately stop the Work under Step B; and

(iv)                             the Purchaser shall, deposit into the Escrow Account the remaining portion of the Escrow Draw Amount in order for the Escrow Account to reach the Deposit Requirement of Fifty Million Euros (€50,000,000) on or before January 27th, 2009, failing which the Contractor shall upon written notice of one (1) business day be entitled to immediately stop the Work under Step B; and

(v)                                the Purchaser shall pay to the Contractor an amount of Fifteen Million Forty Thousand Euros (€15,040,000) (corresponding to nominal payment milestone N° 9a the (“January Payment”) on or before February 5th, 2009, failing which the Contractor shall upon written notice in accordance with Article 22 (B), be entitled to immediately stop the Work.

Upon Purchaser’s full replenishment of the Escrow Draw Amount in (iv) above, the Parties confirm that all activities shall revert to the Parties rights as per the nominal contractual provisions of the Contract.

The Parties confirm that in any stop Work event resulting from Step B paragraphs i, ii, iii, iv or v above, then the following shall apply:

If Purchaser fails to cure the breach within thirty (30) Days from the date Contractor has stopped the Work as defined above, Contractor shall be entitled to immediately terminate the Contract by written notice sent to Purchaser and the provisions of Article 22(B)(iv) shall apply.

If Purchaser cures the breach on or before thirty (30) Days from the date Contractor has stopped the Work as defined above, Contractor shall resume any Work suspended as reasonably and promptly as possible provided that (a) Purchaser has paid to Contractor all costs and expenses incurred as a result of the stop Work hereunder and (b) the schedule of the Contract shall be adjusted (provided such schedule adjustment shall not be less than one Day for each Day of Work stoppage).

B. Spacecraft Delivery Schedule —

The Parties acknowledge that Contractor is currently proceeding with certain activities to optimize Spacecraft deliveries to Purchaser in accordance with an Early Delivery plan as authorized under Early Delivery ED2 Scope of Work Ref 2003 318 62 W Issue 01.  The Parties note that such Early Delivery plan objective dates for Spacecraft Pre-Shipment Review (PSR) are earlier than the baseline schedule commitment dates as set forth in Article 18 in the Contract.  In addition, Purchaser has recently confirmed the current planning for the Provisional Launch Periods as communicated to Purchaser’s selected Launch Services Provider and to Contractor pursuant to a Purchaser’s letter reference PJR1008-004, dated 22 October 2008.

1.         To allow closer alignment of the Early Delivery ED2 objective dates to the planning of the Provisional Launch Periods, Purchaser hereby agrees to grant to Contractor a fourteen (14) Days schedule delay in the PSR ED2 Objective Dates and Launch ED2 Objective Dates for Spacecraft Batches 2, 3, and 4 as set forth below:

Accordingly, Article 26 (A) and (B) Tables for PSR ED2 Early Delivery Incentives are replaced by the following tables:

(A)  Table PSR ED2 Early Delivery Incentives

	Required Delivery Dates for Regular Schedule as per Article 18 (B)	PSR ED2 Objective Dates	PSR Schedule Savings Days for 100% Incentives	Max Incentives amount (in Euro)
Batch 1 FM 2 to FM7*	Oct 13, 2009	Sept 03, 2009	40	[*]
Batch 2 FM 8 to FM13*	Dec 04, 2009	Oct 27, 2009	38	[*]
Batch 3 FM 14 to FM19*	Jan 15, 2010	Dec 8, 2009	38	[*]
Batch 4 FM 20 to FM 25*	Feb 26, 2010	Jan 29, 2010	28	[*]

(*)For the avoidance of doubt a Batch shall be comprised of 6 Spacecraft independently of FM numbers specified in the above table.

(B)  Table Launch ED2 Early Delivery Incentives

	Nominal Scheduled Launch Dates	Launch ED2 Objective Dates	Launch Schedule Saving Days for 100% Incentives	Max Incentives amount (in Euro)
Batch 1 FM 2 to FM7*	Dec 22, 2009	Nov 12, 2009	40	[*]
Batch 2 FM 8 to FM13*	Feb 04, 2010	Dec 28, 2009	38	[*]
Batch 3 FM 14 to FM19*	March 15, 2010	Feb 12, 2010	31	[*]
Batch 4 FM 20 to FM 25*	April 26, 2010	March 31, 2010	28	[*]

(*)For the avoidance of doubt a Batch shall be comprised of 6 Spacecraft independently of FM numbers specified in’ the above table.

All of the terms, covenants and conditions of the Contract as may already have been amended shall remain in full force and effect except to the extent the same have been expressly amended or modified by the terms of this Amendment N°5.

All capitalized terms not otherwise defined in this Amendment N°5 shall have the meanings for such terms as set forth in the Contract.

EXECUTION

In witness whereof, the Parties have duly executed this Contract Amendment.

Globalstar, Inc.		Thales Alenia Space France

By:	/s/ Paul Rosati	By:	Blaise Jaeger
Name: Paul Rosati		Name: Blaise Jaeger
Title: Contracts Manager		Title: EVP Telecom
Date: December 9, 2008		Date: December 9, 2008